TerenceNet, Inc. Announces 199% Revenue Increase for Second Quarter 2003


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                        Summary of Financial Results
                      Second Quarter Ended 06/30/2003
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             2nd Quarter    2nd Quarter    Six Months     Six Months
                Ended          Ended          Ended         Ended
             06/30/2003      06/30/2002    06/30/2003     06/30/2002
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Revenue       $142,590     $47,712    $229,766     $93,558
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Net Income    $(20,521)    $(6,996)   $(28,838)   $(39,998)
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Average       8,078,750   6,403,750   8,002,500   5,972,935
Shares
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EPS           $(0.003)     $(0.001)   $(0.004)     $(0.007)
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Ft. Pierce, FL/August 11, 2003 - TerenceNet, Inc. (OTC BB: TCET), a Ft.
Pierce, FL based e-business consulting firm with offices in Columbia, MD, Las Vegas, NV, and Naples, FL, has announced financial results for the second quarter ended June 30, 2003.

For the quarter ended June 30, 2003, TerenceNet, Inc. reported $142,590 in revenue versus $47,712 in the same period during 2002; a 199% increase. Additionally, for the six months ended June 30, 2003, TerenceNet recorded $229,766 in revenue, a 146% increase versus the $93,558 recorded during the same period in 2002.

Net loss for the first quarter ended June 30, 2003 was $20,521, or $0.003 per share, versus a net loss of $6,996, or $0.001 per share, for the same period in 2002. For the six months ended June 30, 2003, net loss was $28,838 - $0.004 per share - versus a net loss of $39,998 - $0.007 per share - during the same period in 2002.

Terence Channon, CEO, said, "We have already surpassed the total revenue we generated in 2002, so we are pleased with this growth, which appears to be ramping up each quarter. Furthermore, we are excited about the future growth and prospects of our company as we begin to capitalize on new business elements and revenue streams that we have been aggressively implementing over the past 6 months."

TerenceNet, Inc., is an e-business consulting firm providing strategic consulting and business advisory services, web site design and development, web site hosting, domain name and Internet identity management, and Internet marketing services.

For additional information, contact Terence Channon, CEO, TerenceNet, Inc., 6 Avenue A, Ft. Pierce, FL 34950 U.S.A. Phone 772-429-1401, email info@terencenet.com. Information is also available online at www.terencenet.com

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